Exhibit 10.2
Transition and Release Agreement
    This Transition and Separation Agreement (“Agreement”), dated as of July 10, 2023, is made by and between Michael Brian Jones (“Executive”) and Latch, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
    WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January 24, 2021 (the “Employment Agreement”) and that certain Covenant Agreement (as defined in the Employment Agreement); and
    WHEREAS, the parties agree that Executive will step down as Chief Technology Officer effective July 10, 2023 and that Executive will continue to remain employed with the Company until the Separation Date (as defined below) in order to properly and orderly transition Executive’s knowledge and duties to other employees at the Company and for any other services that the Company may reasonable request from time to time.
    WHEREAS, in connection with Executive’s separation from the Company, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releases as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification or liability insurance by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).
    NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
    1.     Separation Date; Transition Period, Services, and Compensation. Executive’s last date of employment with the Company is expected to be September 1, 2023 (the “Separation Date”). Between July 10, 2023 and the Separation Date (such period, the “Transition Period”), Executive shall continue to be employed by the Company as follows: (i) on July 10, 2023, Executive will step down as Chief Technology Officer and as an executive officer of the Company and transition into a Technical Advisor and serve in that capacity until the Separation Date; (ii) while Executive is serving as a Technical Advisor during the Transition Period, Executive agrees to provide transition services to ensure an orderly and proper transition of Executive’s knowledge and duties to other service providers at the Company and any other services that the Company may reasonably request from time to time (the “Transition Services”); and (iii) at the close of business on the Separation Date, Executive’s employment with the Company will cease. During the Transition Period, as long as Executive continues to be employed the Company, the Company will continue to pay Executive’s current base salary, Executive’s currently held equity grants will continue to vest in accordance with the applicable vesting schedules and award agreements governing such equity grants, and Executive will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefits plan (the “Transition Compensation”). For the avoidance of doubt, except as expressly provided herein, Executive will not be eligible to receive an annual bonus for 2023, and Executive’s compensation will cease as of Executive’s last date of employment.
    2.    Severance and Retention Payments and Benefits. Subject to Executive’s execution and non-revocation of this Agreement and in exchange for Executive’s agreement to and non-revocation of a second release containing provisions substantially similar to Sections 2-11 of this Agreement within twenty-one (21) days of Executive’s last date of employment (the “Second Release”), the Company agrees to provide Executive, after execution and non-revocation of the Second Release, the following severance and retention compensation:

(a)     the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement;
(b)    provided that Executive is not terminated for Cause (as defined in the Employment Agreement) and that Executive does not resign without Good Reason (as defined in the Employment Agreement, excluding (iii) of such definition), in each case, prior to the Separation Date, subject to approval by the administrator of the Company’s 2021 Incentive Award Plan (the “Plan”) and the effectiveness of the Company’s Registration Statement on Form S-8 registering shares under the applicable equity plan, and in accordance with applicable securities laws and the requirements of the applicable equity plan, the Company agrees that 50,000 then-unvested restricted stock units of Executive’s 2021 RSU Grant (as defined below) shall vest on and as of the Separation Date (“2021 RSU Grant” means the 263,533 restricted stock units granted to Executive on September 13, 2021, with each unit representing the right to receive one share of common stock of the Company (“Common Stock”)). Except as expressly provided herein, Executive’s equity grants will continue to be governed by the terms of their applicable equity award agreement, grant notice, and plan documents and remain subject to any tax withholding obligation of the Company and tax liability incurred by Executive;
(c)    provided that Executive is not terminated for Cause (as defined in the Employment Agreement) and that Executive does not resign without Good Reason (as defined in the Employment Agreement, excluding (iii) of such definition), in each case, prior to the Separation Date, and subject to approval by the administrators of the applicable stock plan, the post-termination exercise window of Executive’s 2015 Option Grant (as defined below) shall be extended until February 8, 2025, and the post-termination exercise window of Executive’s 2016 Option Grant (as defined below) shall be extended until May 11, 2026 (“2015 Option Grant” means the stock option granted to Executive on February 9, 2015, and of which 126,933 options are vested and outstanding as of the date hereof; and “2016 Option Grant” means the stock option granted to Executive on May 12, 2016, and of which 876,629 options are vested and outstanding as of the date hereof. Except as expressly provided herein, Executive’s equity grants will continue to be governed by the terms of their applicable equity award agreement, grant notice, and plan documents and remain subject to any tax withholding obligation of the Company and tax liability incurred by Executive; and
(d)    to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
    3.    Release of Claims and Covenant Not to Sue. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) related to Executive’s employment with the Company or its subsidiaries or termination therefrom. Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement relating to Executive’s employment with the Company or its subsidiaries or termination therefrom, including, without limitation:

        (a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;
        (b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
        (c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
        (d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
        (e)    any and all claims for violation of the federal or any state constitution;
        (f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
        (g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
        (h)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and
        (i)    any and all claims for attorneys’ fees and costs.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4 of the Employment Agreement.
    4.    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
    5.     Restrictive Covenants; Post Employment Obligations. The parties acknowledge and agree that Exhibit B to the Employment Agreement (the “Covenant Agreement”) provides for certain representations, covenants and commitments with respect to Company property, confidential information, and non-solicitation. Executive hereby acknowledges and agrees that all such provisions in the Covenant Agreement shall remain in full force and effect in accordance with its terms and that Executive shall be bound thereby. Executive further acknowledges and agrees that Executive is and shall remain bound by the surviving obligations set forth in the 2023.1 Latch Employee Handbook and any other agreements previously entered into between Executive and the Company or any of its affiliates. Subject to Section 10 of the Covenant Agreement, Executive acknowledges that, for certain matters in which Executive was involved during Executive’s employment with the Company, the Company may need Executive’s cooperation in the future. Accordingly, following the Separation Date and to the extent reasonably requested by the Company, Executive shall use reasonable efforts to cooperate with the Company regarding matters arising out of or related to Executive’s service to the Company, including but not limited to reasonably cooperating with the Company in its internal investigations, lawsuits or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority and NASDAQ) as any such investigation, lawsuit or review relates to the

Company’s business and to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, whether existing as of the Separation Date or which may arise thereafter, until said investigations, lawsuits or reviews are completed. Executive’s reasonable cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company shall reimburse Executive for reasonable, pre-approved expenses incurred in connection with the forgoing cooperation obligations.
    6.     Non-Disparagement. Executive agree that he will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution.  This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise.  Executive also agree not to participate in any expert network calls or similar discussions or meetings regarding the Company.  Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. The Company agrees that its current executive officers and directors will not disparage Executive while they are employed or engaged by the Company. The foregoing non-disparagement obligations shall not apply to the following actions (i) if testifying truthfully under oath pursuant to any lawful court order, deposition notice, or subpoena, (ii) otherwise responding to or providing disclosures required by law, including disclosures reasonably intended to comply with securities laws or exchange listing standards, (iii) as otherwise allowed by applicable law in the course of performing obligations of the party, or (iv) in any litigation between Employee and Company.
    7.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
    8.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
    9.    Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c), and 9(h) of the Employment Agreement.
    10.    Effective Date. Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh business day after Executive signed this Agreement (the “Effective Date”).
    11.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

    IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: July 10, 2023		/s/ Michael Brian Jones
Michael Brian Jones

COMPANY

Dated: July 10, 2023	By:	/s/ Jason Keyes
Jason Keyes
Title: Interim CEO